Exhibit 99.1

Pacific Biosciences Reports Third Quarter 2014 Financial Results

Menlo Park, Calif. – October 23, 2014 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today reported a 178% increase in revenue to $20.6 million for the third quarter ended September 30, 2014, compared to $7.4 million for the third quarter of 2013. Third quarter 2014 revenue  included the achievement of the $10.0 million milestone related to Roche along with the $1.7 million quarterly amortization from the upfront Roche payment in addition to the delivery of six PacBio® RS II systems. Third quarter 2013 revenue reflected the delivery of six systems and did not include any Roche related revenue. The Company also reported booking orders for 16 PacBio RS II instruments during the period, ending the quarter with 20 instruments in backlog.

Gross profit increased $12.0 million to $13.2 million for the quarter, resulting in a gross margin of 63.8%, compared to gross profit of $1.2 million and a gross margin of 16.7% for the third quarter of 2013. Gross margin increased due to an increase in Roche contractual revenue.

Operating expenses totaled $21.6 million for the quarter, compared to $21.2 million for the third quarter of 2013. Operating expenses for the third quarters of 2014 and 2013 included non-cash stock-based compensation of $2.2 million and $2.1 million, respectively.

The net loss for the quarter was $9.2 million, compared to $20.5 million for the third quarter of 2013.

Cash and investments at September 30, 2014 totaled $99.3 million, compared to $112.5 million at December 31, 2013.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter 2014 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the company's products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or the Company’s other filings with the SEC, as the case may be. You should not place undue reliance on forward-looking statements, which apply only as of the date of this press release. The Company assumes no obligation to update these forward-looking statements.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$6,762	$5,814	$22,376	$14,248
Service and other revenue	2,165	1,607	6,226	4,800
Contractual revenue	11,696	—	15,088	—
Total revenue	20,623	7,421	43,690	19,048
Cost of Revenue:
Cost of product revenue	5,608	4,616	19,048	11,138
Cost of service and other revenue	1,853	1,564	5,678	4,680
Total cost of revenue	7,461	6,180	24,726	15,818
Gross profit	13,162	1,241	18,964	3,230
Operating Expense:
Research and development	11,693	10,419	35,899	34,084
Sales, general and administrative	9,882	10,757	28,025	29,685
Total operating expense	21,575	21,176	63,924	63,769
Operating loss	(8,413)	(19,935)	(44,960)	(60,539)
Interest expense	(716)	(686)	(2,103)	(1,785)
Other income (expense), net	(34)	134	(122)	262
Net loss	$(9,163)	$(20,487)	$(47,185)	$(62,062)
Basic and diluted net loss per share	$(0.13)	$(0.31)	$(0.68)	$(1.01)
Shares used in computing basic and diluted net loss per share	70,740	65,523	69,716	61,636

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Cash and investments	$99,312	$112,528
Accounts receivable	2,370	2,746
Inventory	11,398	10,050
Prepaid and other current assets	1,057	1,135
Property and equipment	7,034	9,236
Other long-term Assets	471	490
Total Assets	$121,642	$136,185

Liabilities and Stockholders' Equity
Accounts payable	$5,845	$1,717
Accrued expenses	8,726	7,905
Deferred service revenue	6,225	4,564
Deferred contractual revenue	28,216	33,304
Other liabilities	4,982	5,619
Financing derivative	699	549
Notes payable	13,914	13,347
Stockholders' equity	53,035	69,180
Total Liabilities and Stockholders' Equity	$121,642	$136,185